CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [* * *] AND A FOOTNOTE INDICATING "CONFIDENTIAL TREATMENT REQUESTED". MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

This License Agreement (**"Agreement"**) is made in Jerusalem this 8 day of January 2015 (**the "Effective Date"**), by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (**"Yissum"**) of the first part; and

OphRx Ltd. (in incorporation), of Kiryat Atidim, Building 3, 5th Floor, 61581 Tel Aviv, Israel; (**the "Company"**), of the second part;

(each of Yissum and the Company, a **"Party"**, and collectively **the "Parties"**).

WHEREAS: in the course of research conducted by Prof. Nissim Garti (the **"Researcher"**), at the University (as defined in section 1 below), the Researcher developed technology concerning Ocular pharmaceutical products employing the NSSL and LC platform technologies of the Researcher as more fully described in the patent application listed in Appendix A-1 hereto (collectively, the **"Existing Patents"**), and, in accordance with the regulations of the University, Yissum is the registered owner of the Existing Patents; and

WHEREAS: the Company has represented to Yissum that it is a newly incorporated limited liability company established for the purpose of facilitating the development, production, marketing and distribution of Products (as defined in section 1 below) either by itself or through third parties; and

WHEREAS: Yissum agrees to grant the Company, and the Company agrees to accept from Yissum, an exclusive license to certain technology, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1. Interpretation and Definitions

1.1. The preamble and appendices to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2. In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and *vice-versa*, the masculine gender shall include the female gender, "including" or "includes" shall mean including without limitation, the use of the term "or" shall mean "and/or" and any reference to the term "sale" shall include the sale, lease, rental, or other disposal for consideration of any Product.

1.3. The headings of the sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4. In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1. "**Affiliate**" shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company. **Control** shall mean the holding of fifty percent (50%) or more of (i) such entity's issued and outstanding share capital, (ii) the voting rights of such entity or (iii) the right to elect or appoint directors to such entity's board of directors.

1.4.2. "**Development Plan**" shall have the meaning ascribed thereto in Section 4.1 below.

1.4.3. "**Development Results**" shall mean the results of activities carried out by or on behalf of the Company by persons other than the Researcher and his team or any other University employee at the direction of the Company pursuant to the Development Plan or otherwise in fulfillment of the Company's obligations hereunder (including its development obligations under section 4 below), including, without limitation, any invention, patent or patent application, product, material, method, discovery, composition, process, technique, know-how, data, information or other result which is not a part of the Licensed Technology, and further including any governmental or regulatory filing submitted, or approval, license, registration, or authorization obtained, by the Company, an Affiliate or Sublicensee in respect of the Products, as well as any other information, data, material, results, devices and know-how arising from the performance of the Development Plan.

1.4.4. "**Field**" shall mean nano-sized delivery systems only for ocular therapeutic use and liquid crystals delivery systems only for ocular therapeutic use.

1.4.5. "**First Commercial Sale**" shall mean the first sale of a Product by the Company, an Affiliate or a Sublicensee after the receipt of any required regulatory approval to market and sell such Product. Notwithstanding the foregoing and for the avoidance of doubt, sales for consideration of Products for the purposes of clinical trials or other testing prior to a First Commercial Sale, shall not be considered a First Commercial Sale.

1.4.6. "**Know-How**" shall mean any proprietary, tangible or intangible, not patent protected information, techniques, technology, practices, trade secrets, inventions, methods, knowledge, ancillary materials, results, devices, or know-how developed by the Researcher prior to the execution of this Agreement, solely and

directly related to the Licensed Patents, as set out in any invention disclosure, patent drafts, claims specifications, laboratory notes or notebooks, articles or otherwise, belonging to Yissum and described generally in Appendix A-1.

1.4.7. "**License**" shall meanthe Exclusive License defined in section 2.1 below.

1.4.8. "**Licensed Patents**" shall mean (a) the Existing Patents listed in Appendix A hereto, and any patent application that claims priority therefrom; as well as (b) all divisions, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, including European Supplementary Protection Certificates ("SPCs") (within the meaning of such term under Council Regulation (EU) No. 1768/92), and/or any other similar statutory protection, and any provisional applications, of any such patents or patent applications, and any and all patents issuing from, and patentable inventions, methods, processes, and other patentable subject matter disclosed or claimed in, any or all of the foregoing.

1.4.9. "**Licensed Technology**" shall mean the Know-How and the Licensed Patents.

1.4.10. "**Net Sales**" shall mean:

(a) the gross sales price invoiced and actually received for sales of Products by the Company , Affiliate or Sublicensee to an unaffiliated third party which is not a Sublicense; or

(b) the fair market value of non-monetary consideration received by the Company, Affiliate or Sublicensee in connection with such sales;

after deduction of: (i) all discounts and return credits to the extent actually taken by third parties; and (ii) sales and other applicable taxes (including VAT), customs, duties or other governmental charges levied on the production, sale, transportation, import or export, delivery, or use of a Product (but excluding income tax and the like); and (iii) in the event of sales made through a distributor or marketing agent, amounts paid by the Company, Affiliate or Sublicensee to such distributor or marketing agent as commissions or marketing fees for such sales, provided that such commissions or marketing fees shall not exceed fifteen percent (15%) of the sales price invoiced for sales of the Products; provided that such deductions shall be directly related to the sale of Products that were awarded within the regular running of the business of the Company, Affiliate or Sublicensee. For the sake of clarity, any payment or rebate received by the Company, an Affiliate or Sublicensee from any governmental agency directly in relation to the sales shall be considered, upon receipt, as Net Sales.

In the event of sales or deductions not made at "arms-length", then for the purpose of calculation of Royalties (as defined below) to Yissum, Net Sales shall be calculated in accordance with arms-length prices for sale of Products to an independent third party purchaser and arms-length deductions, to be determined by the current market conditions, or in the absence of such conditions, according to the assessment of an independent appraiser to be selected by the Parties.

With respect to sales by the Company or its Affiliate or Sublicensee, as applicable, to any Affiliate or Sublicensee, as the case may be, the term "Net Sales" shall mean the amount received by such Affiliate or Sublicensee on resale to an independent third party after deduction of the items specified above, to the extent applicable.

1.4.11. "**Product**" shall mean any product, system, device, material, method, process or service, the development, manufacture, provision or sale of which, in whole or in part (i) uses, exploits, comprises, incorporates or improves upon the Licensed Technology or the Development Results or a derivative thereof, or uses the Licensed Technology or the Development Results as a basis for subsequent modifications; or (ii) but for the License (as defined below) would infringe a Valid Claim of a Licensed Patent.

1.4.12. "**Representatives**" shall mean employees, researchers, officers, agents, subcontractors, consultants, and/or any other person or entity acting on any Party's behalf, individually or collectively, who are exposed to Yissum Confidential Information or the Company Confidential Information (as the case may be), as such terms are defined in 11.1 below.

1.4.13. "**Royalties**" shall have the meaning ascribed thereto in section 6.1 below.

1.4.14. "**Subcontracting Agreement**" shall mean (i) a bona fide subcontracting agreement pursuant to which a contractor is engaged for the purpose of manufacturing or developing any of the Products (or part thereof) on the Company's behalf, for monetary consideration; or (ii) a bona fide arms-length research agreement, pursuant to which an academic or research institution is engaged for the purpose of performing research, on the Company's behalf, for the development of any of the Products (or part thereof), provided that in no event shall the consideration (if any) therefor comprise any Products; and further provided that such subcontracting agreement in (i) and (ii) above shall contain terms substantially as protective in relation to the Licensed Technology, as the terms of this Agreement; and the term "**Subcontractor**" shall be construed accordingly.

1.4.15. "**Sublicense**" shall mean any grant by the Company or its Affiliates of any of the rights granted under this Agreement or any part thereof; including the right to develop, manufacture, market, sell or distribute the Licensed Technology or any Product, for which grant the recipient of the Sublicense is required to pay, or for which grant it is customary that the recipient of the Sublicense pay, the grantor of the Sublicense (or the grantor's related entity), excluding a Subcontracting Agreement.

1.4.16. "**Sublicense Consideration**" shall mean any proceeds or consideration or benefit of any kind whatsoever, whether monetary or otherwise, that the Company or an Affiliate may receive from a Sublicensee as a direct or indirect result of the grant of a Sublicense or an option for a Sublicense and/or pursuant thereto, except amounts received by the Company which constitute royalties based on sales by Sublicensees in respect of which the Company is required to pay Royalties to Yissum.

1.4.17. "**Sublicense Fees**" shall have the meaning ascribed thereto in section 6.2 below.

1.4.18. "**Sublicensee**" shall mean any third party to whom the Company or an Affiliate shall grant a Sublicense or an option for a Sublicense. For the sake of clarity, Sublicensee shall include any other third party (other than a Subcontractor) to whom such rights shall be transferred or assigned, or who may assume control thereof by operation of law or otherwise.

1.4.19. "**Territory**" shall mean worldwide.

1.4.20. "**University**" shall mean the Hebrew University of Jerusalem and each of its branches.

1.4.21. "**Valid Claim**" shall mean (i) a claim of: (a) any issued, unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise, or (b) any patent application that has not been cancelled, rejected, withdrawn or abandoned without the possibility of appeal or re-filing. For the avoidance of doubt, the term "Valid Claim" shall include any extension of the exclusivity period under a claim of an issued patent included within the Licensed Technology and/or the Development Results through patent term extension, European Supplementary Protection Certificate ("SPC"), US Patent Term Extensions (PTEs), or any other arrangement whereby the exclusivity period of any such patent or any part thereof is extended.

2. License

2.1. Yissum hereby grants the Company an exclusive license to make use of the Licensed Technology, in order to develop, manufacture, market, distribute or sell a Product, all within the Field and the Territory only, subject to and in accordance with the terms and conditions of this Agreement.

2.2. Notwithstanding the provisions of section 2.1, above, Yissum, on behalf of the University, shall retain the right (i) to make, use and practice the Licensed Technology for the University's own research and educational purposes; and (ii) to license or otherwise convey to other academic and not-for-profit research organizations, the Licensed Technology for non-exclusive use in non-commercial research.

3. Term of the License

The License shall expire, if not earlier terminated pursuant to the provisions of this Agreement, on a country-by-country basis, upon the later of: (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of the last to expire exclusivity on the Product granted by a regulatory or government body in such country; or (iii) the end of a period of twenty (20) years from the date of the First Commercial Sale in such country. Should the periods referred to in subsections (i) or (ii) expire in a particular country prior to the period referred to in subsection (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such post-expiration period.

Upon the expiration of the later of the periods set forth in subsections (i) through (iii) above (and provided that the License has not been terminated prior thereto), the Company shall have a fully-paid non-exclusive license to the Know-How, and the Company shall have an irrevocable option to obtain an exclusive license to the Know-How (the "**Exclusive Post-expiration License**") by agreeing to pay Yissum fifty percent (50%) of the consideration set forth in section 6.1 and section 6.2, below, in respect of Net Sales and Sublicense Consideration which shall be received during the period of the Exclusive Post-expiration License. The initial term of the Exclusive Post-expiration License shall be for a period of five (5) years and shall be renewed automatically for additional successive five (5) year periods, unless the Company or Yissum notifies the other Party in writing no less than one year prior to the end of the then current five (5) year period that it does not wish the Exclusive Post-expiration License to be renewed as aforesaid.

4. Development and Commercialization

4.1. The Company undertakes, at its own expense, to use its best commercial efforts to carry out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize Products in

accordance with a written plan and timetable for the development and the commercialization of Products prepared by the Company (the "**Development Plan**") (a copy of which is attached to this Agreement as **Appendix B**), as such may be amended, modified or replaced from time to time as determined by the Board of Directors of the Company (the "**Board**"), in its sole and absolute discretion, provided however that the Company's amendment of any of the following milestones ("**Essential Development Milestones**") shall only be made if the Company first receives the written approval of Yissum for the particular amendment: (i) First in Man; and (ii)First Commercial Sale. All terms and conditions of the License and this Agreement shall apply to the modified Development Plan.

4.2. The Parties shall establish a steering committee (the "**Committee**") to oversee the exercise of the License. Each Party shall be entitled to designate two (2) representatives to the Committee (the "**Committee Representatives**"), which shall meet at least once per calendar year. The Committee Representatives shall be bound by the confidentiality arrangements set out in this Agreement. The Company shall consult with Yissum, via Yissum's Committee Representatives, in respect of significant decisions related to the exercise of the License. For the avoidance of doubt, the Committee shall be a forum for the exchange of information between the Parties with respect to the foregoing matters, shall act only in an advisory capacity and shall not have decision-making powers.

4.3. The Company shall (i) provide Yissum with periodic written reports ("**Development Reports**") not less than once per every twelve (12) months concerning all material activities undertaken in respect of the exercise of the License, (ii) keep Yissum informed on a timely basis concerning all material activities and changes to the Development Plan undertaken in respect of the exercise of the License, and (iii) at Yissum's reasonable request, from time to time, provide Yissum with further information relating to the Company's activities in exercise of the License. The Development Reports shall include detailed descriptions of the progress and results, if any, of: (a) the tests and trials conducted and all other actions taken by the Company pursuant to the Development Plan, and a summary of the Development Results and any other related work effected by the Company or by any Affiliate or Sub-Licensee during the twelve (12) month period prior to the report, (b) the Company's plans in respect of the testing, undertaking of trials or commercialization of Products for the following six (6) months; and (c) projections of sales and marketing efforts following the First Commercial Sale. Development Reports shall also set forth a general assessment regarding the achievement of any milestones; the projected – or actual – completion date of the development of a Product and the marketing thereof; as well as a description of any corporate transaction involving the Products or the Licensed Technology. If progress in respect of a Product differs from that anticipated in its Development Plan or a preceding Development Report, the Company shall explain, in its Development Report, the reason therefor and shall prepare a modified Development Plan for Yissum's review. The Company shall also make reasonable efforts to provide Yissum

with any reasonable additional data that Yissum reasonably requires to evaluate the performance of the Company hereunder.

4.4. The Company shall pursue the development and registration of all indications or uses that appear, in the Company's sole discretion, to be commercially reasonable, for the Licensed Technology, in the Field and to perform all commercially reasonable actions to market and maximize sales of developed Products.

4.5. If the Company shall not meet one of the Essential Development Milestones within a reasonable time frame but not less than the time set forth in the Development Plan for the attainment of the said Essential Development Milestones, unless such delay is caused by (i) the requirements of a regulatory or other governmental authority; (ii) force majeure in accordance with section 17.9; or (iii) unless the Company and Yissum have agreed in writing to amend the Development Plan, Yissum shall notify the Company in writing of the Company's failure to meet its obligations hereunder and shall allow the Company ninety (90) days to cure such failure of diligence. The Company's failure to cure within such ninety (90) day period to Yissum's reasonable satisfaction shall be a material breach of this Agreement, entitling Yissum to immediate termination under section 15.3 below

4.6. The Company shall perform all its activities under this Agreement in accordance with all applicable laws and regulations, and shall procure the receipt of all governmental and regulatory approvals and consents necessary for the performance of its obligations hereunder.

5. Sublicenses

5.1. The Company shall be entitled to grant one or more Sublicenses, each of which is in accordance with the applicable terms and conditions of this Agreement, including the terms and conditions of this section 5.

5.2. The Company shall provide Yissum with an executed copy of the Sublicense within ten (10) days of its execution. Any material amendments to a Sublicense which contradicts the applicable terms and conditions of this Agreement shall be subject to Yissum's prior written approval.

5.3. If the Company is unable or unwilling to serve or develop a potential market or market territory for which there is another party willing to be a Sublicensee, the Company shall, at Yissum's request, negotiate in good faith a Sublicense with such party.

5.4. Any Sublicense shall be dependent on the validity of the License and shall terminate upon termination of the License.

5.5. The Company shall ensure that any Sublicense: (a) shall include terms that require the Sublicensee to comply with the material terms of this Agreement, including section 12 below, the breach of which terms shall be a material breach of the Sublicense and which shall result in termination of the Sublicense; and (b) shall neither derogate from Yissum's rights, nor

increase Yissum's obligations or liability, under this Agreement or in connection with the Licensed Technology. In such an event, the Company undertakes to take all reasonable steps to enforce such terms upon the Sublicensee, including the termination of the Sublicense. In all cases, the Company shall notify Yissum without delay of any breach of the material terms of a Sublicense.

Furthermore, in the context of any Sublicense, the Company will obtain an agreement from the relevant Sublicensee (i) that such Sublicensee may only use the Licensed Technology and any related information received from the Company in connection with the further development and/or commercialization of a Product pursuant to the terms of the Sublicense agreement, and will keep same confidential on terms materially similar to the confidentiality provisions of Section 12 below, and (ii) naming Yissum as a third party beneficiary with the right to directly enforce the use and confidentiality provisions described in sub-section (i) above and the reporting provisions described in sections 5.6 and 7.2 below.

5.6. The Company shall require each Sublicensee to provide it with regular written royalty reports that include at least the detail that the Company is required to provide pursuant to section 7.2 below. Upon request, the Company shall provide such reports to Yissum.

5.7. Any act or omission of the Sublicensee which is not promptly remedied by the Company or the Sublicensee and which would have constituted a breach of this Agreement by the Company had it been an act or omission of the Company, and which the Company has not made reasonable commercial efforts to cure without delay, including, where appropriate, by termination of the Sublicense, shall constitute a breach of this Agreement by the Company.

5.8. For the avoidance of any doubt it is hereby declared that under no circumstance whatsoever shall a Sublicensee be entitled to assign such Sublicense or further Sublicense the License or any part thereof.

6. License Consideration

In consideration for the grant of the License, the Company shall pay Yissum the following consideration during the term of the License:

6.1. Royalties at a rate of three percent (3%) of the worldwide Net Sales (the "**Royalties**").

6.2. Sublicense fees at a rate of twelve percent (12%) of the total Sublicense Consideration ("**Sublicense Fees**").

6.3. Notwithstanding the foregoing, the Parties agree that if and to the extent that in the future the Company shall be required to pay any payments to the OCS due to OCS funding prior to the Effective Date of any Licensed Technology being licensed hereunder on the Effective Date,

and subject to the provisions or restrictions of the Law for Encouragement of Industrial Research and Development, 1984, then Yissum shall be obligated to bear such OCS payments in an amount not exceeding the total amount of Royalties and Sublicense Consideration under the Agreement payable to Yissum for the payment period applicable to the payments made by the Company to the OCS ("**Maximum Amount**"). The actual payments to the OCS, if any, shall be made by the Company, following notifying Yissum of such required payments to the OCS. Upon any payment to the OCS, the Company shall be entitled to set-off such amount from any Royalties or Sublicense Consideration due Yissum hereunder. The Company shall bear any remaining payments to the OCS exceeding such Maximum Amount.

7. Reports and Accounting

7.1. The Company shall give Yissum written notice of: any (i) Sublicense Consideration received or (ii) First Commercial Sale made; within thirty (30) days of the particular event.

7.2. Ninety (90) days after the end of each calendar quarter commencing from the earlier of (i) the First Commercial Sale; or (ii) the grant of a Sublicense or receipt of Sublicense Consideration, the Company shall furnish Yissum with a quarterly report ("**Periodic Report**"), certified as being correct by the chief financial officer of the Company, detailing the total sales and Net Sales effected during the preceding quarter, the total Sublicense Consideration received during the preceding quarter and the total Royalties and Sublicense Fees due to Yissum in respect of that period. Once the events set forth in sub-section (i) or (ii), above, have occurred, Periodic Reports shall be provided to Yissum whether or not Royalties and Sublicense Fees are payable for a particular calendar quarter. The Periodic Reports shall contain full particulars of all sales made by the Company, Affiliates or Sublicensees and of all Sublicense Consideration received, including a breakdown of the number and type of Products sold, discounts, returns, the country and currency in which the sales were made, invoice dates and all other data enabling the Royalties and Sublicense Fees payable to be calculated accurately.

7.3. Within 90 days from the end of each calendar quarter, the Company shall pay the Royalties and Sublicense Fees due to Yissum for the reported period, against a valid invoice issued by Yissum. All payments under this Agreement shall be computed and paid in US dollars, using the appropriate foreign representative exchange rate reported in the Wall Street Journal on the last working day of the calendar quarter for which the revenues are being reported. Value added tax shall be added to any invoice in accordance with applicable law. Any other tax, charge, withholding or levy applicable to the payment of the consideration detailed in section 6 above (collectively: "**Taxes**") shall be borne by the Company or Yissum, as mandated by applicable law, this subject to the terms of section 17.7 below. Payments may be made by check or by wire transfer to the following account:

Name of Bank: Hapoalim

Bank Key: 12

Bank's address: 1 Hamarpe Street, Jerusalem, Israel

Branch: Jerusalem Business Branch - 436

Bank account Number: 12-436-142-155001

Swift Code: POALILIT

IBAN: IL56-0124-3600-0000-0155-001 (for payment from Europe only) Bank Name: Hapoalim (12)

7.4. The Company shall keep, and shall require its Affiliates and Sublicensees to keep, full and correct books of account in accordance with applicable Generally Accepted Accounting Principles enabling the Royalties and Sublicense Fees to be calculated in an accurate manner. Starting from the first calendar year after the First Commercial Sale, or the first receipt of Sublicense Consideration or grant of a Sublicense, whichever occurs first, and until fifteen (15) months after the lapse of the term of the License or the term of the Exclusive Post-expiration License (the later of the two), an annual report, authorized by a certified public accountant, shall be submitted to Yissum within ninety (90) days of the end of each calendar year, detailing Net Sales and Sublicense Consideration, Royalties and Sublicense Fees, both due and paid (the "**Annual Reports**"). The Annual Reports shall also include the Company's sales and royalty forecasts for the following calendar year, if available.

The Company shall, and shall require its Affiliates and Sublicensees to, retain such books of account for five (5) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective.

7.5. Yissum will either (i) allow the Company a credit against future Royalties or Sublicense Fees to be paid for Royalties or Sublicense Fees previously paid on account of Net Sales or Sublicense Consideration, as appropriate, that were reported as bad debts in the Company's annual audited financial statements; or (ii) if such bad debts are recorded by the Company in its annual audited financial statement after the Company's obligation to pay Royalties and/or Sublicense Fees has ceased, Yissum shall repay any Royalties or Sublicense Fees received on account of Net Sales and/or Sublicense Fees that were reported as bad debts by the Company.

7.6. Yissum shall be entitled to appoint once every twelve months not more than two (2) representatives who must be independent certified public

accountants or such other professionals as appropriate (the "**Auditors**") to inspect during normal business hours and subject to advance coordination the Company's and its Affiliates' books of account, records and other relevant documentation to the extent reasonably relevant or necessary for the sole purpose of verifying the performance of the Company's payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, provided that Yissum shall coordinate such inspection with the Company or Affiliate (as the case may be) in advance. In addition, Yissum may require that the Company, through the Auditors, inspect during normal business hours and subject to advance coordination, the books of account, records and other relevant documentation of any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the performance of the Company's payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, and the Company shall cause such inspection to be performed. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Auditors deliver the substantiated results of the audit. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yissum in respect of any year of the Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Company to Yissum in respect of such year, then the Company shall, in addition, pay the cost of such inspection and in the case of any underpayment of at least five percent (5%), interest shall apply in accordance with the terms of section 7.7 below.

7.7. Any sum of money due Yissum which is not paid on time and is at least five percent (5%) less than the amount that was due, shall bear interest on the entire unpaid amount due (i.e. with no five percent (5%) reduction in amount) from the due date of payment until the actual date of payment at the rate of annual LIBOR plus three percent (3%) per annum.

8. **Ownership**

8.1. Subject to the rights granted to the Company by this Agreement, all right, title and interest in and to the Licensed Technology vests, and shall vest, solely in Yissum, and the Company shall hold and make use of the rights granted pursuant to the License solely in accordance with the terms of this Agreement.

8.2. For avoidance of doubt, it is clarified that all right, title and interest in and to the Development Results shall vest solely in the Company.

9. **Patents**

9.1. Upon achievement of the first Essential Development Milestone as set forth in Section 4.1 above, the Company shall reimburse Yissum for all previous documented expenses and costs relating to the registration and maintenance

of the Licensed Patents listed in Appendix A according to its proportionate share of the fields under licenses for the Licensed Technology granted by Yissum.

9.2. Yissum, in consultation with the Company, shall be responsible for the filing, prosecution and maintenance of the Licensed Patents in the Required Jurisdictions and in such other jurisdictions as the Company may deem appropriate to file, in its sole discretion following consultation with Yissum, and at the Company's expense ("**Ongoing Licensed Patent Expenses**"). With respect to Licensed Patents not yet filed by Yissum at the Effective Date, the Company, following consultation with Yissum, shall be entitled to choose the patent counsel that will be handling the filing, prosecution and maintenance of the particular Licensed Patents ("**Patent Counsel**"). Each application and every patent registration shall be made and registered in the name of Yissum or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yissum. The Company shall bear the filing, prosecution and maintenance costs otherwise falling on Yissum in connection therewith, provided, however, that if there is a third party licensee licensing one or more of the Licensed Patents in a field other than the Field, then for the applicable Licensed Patents Yissum shall attempt to achieve a fair allocation of such costs between the Company and such third party licensee. The Company agrees to have the Patent Counsel directly bill the Company for all Ongoing Licensed Patent Expenses and shall directly pay such bills in accordance with such Patent Counsel's instructions.

9.3. Subject to the above, the Parties shall consult and make every effort to reach agreement in all respects relating to the manner of making applications for and registering the patents, including the time of making the applications and all other particulars relating to the registration and maintenance of the Licensed Patents. In the case of a disagreement between the Parties, the recommendations of the Patent Counsel handling the particular Licensed Patent on behalf of the Company shall be followed.

9.4. The Parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right upon the request of the other Party. The Parties, in consultation with each other, shall take all appropriate action in order to extend the duration of a Licensed Patent or obtain any other extension obtainable under law, to maximize the cost-effective scope of the protection afforded by the Licensed Patents.

9.5. In the event that the Company is approached by a patent examiner or attorney in connection with any matter that is the subject matter of this Agreement, it shall give Yissum immediate notice of such approach. The Company shall only reply to such approaches after consultation with Yissum and subject to its consent, such consent not to be unreasonably withheld or delayed.

9.6. The Company, shall mark, and shall cause its Affiliates and Sublicensees to mark, all Products covered by one or more of the Licensed Patents with

patent numbers (or the legend "patent pending") applicable to such Product. The Company shall take all reasonable action on its part to ensure that its Sublicensee complies with the provisions of this section.

9.7. If at any time during the term of this Agreement the Company decides that it is undesirable, as to one or more countries that are not included amongst the Required Jurisdictions (as defined below), to file, prosecute or maintain any patents or patent applications within the Licensed Patents, it shall give at least ninety (90) days written notice thereof to Yissum, and upon the expiration of the ninety (90) day notice period (or such longer period specified in the Company's notice) the Company shall be released from its obligations to bear the expenses to be incurred thereafter as to such patent(s) or patent application(s). As of such time, such patent(s) or application(s) shall be deleted from the Licensed Technology and Yissum shall be free to grant rights in and to such patent(s) or patent application(s) in such countries to third parties, without further notice or obligation to the Company, and the Company shall have no rights whatsoever to exploit such patent(s) or patent application(s). Notwithstanding the foregoing, the Company shall be required to bear the costs and expenses for filing, prosecuting and maintaining the Licensed Patents in at least the following jurisdictions: the United States, Canada, Japan, China, India, the United Kingdom, Germany, France, Italy and Spain (the "**Required Jurisdictions**"). Should the Company fail to do so in any one of the Required Jurisdictions and such default is not cured within 30 days from the date notice is given to the Company by Yissum, Yissum shall be entitled to terminate this Agreement without any further notice and without any need to compensate the Company in any manner.

9.8. The foregoing does not constitute an obligation, representation or warranty, express or implied, on the part of Yissum that any patent or patent registration application will indeed be made or registered or be registerable in respect of the Licensed Technology or any part thereof, nor shall it constitute an obligation, representation, or warranty, express or implied, on the part of Yissum that a registered patent will be valid or afford any protection. For the avoidance of doubt, nothing in this Agreement constitutes an obligation, representation or warranty, express or implied, on the part of Yissum regarding the validity of or the protection afforded by any of the patents or patent registration applications detailed in Appendix A or regarding the commercial exploitability or any other value of the Licensed Technology or that the Licensed Technology will not infringe the rights of any third party.

10. **Patent Rights Protection**

10.1. The Company and Yissum shall each inform the other promptly in writing of any alleged infringements by a third party of the Licensed Patents in the Territory, together with any available written evidence of such alleged infringement.

10.2. To the extent permitted by applicable law, if the Company, its Affiliate or any Sublicensee makes (directly or indirectly), any assertion, application or claim, or initiates or supports (directly or indirectly) any action or proceeding, that challenges the validity, enforceability or scope of any of the Licensed Patents (**"Challenge Proceeding"**), Yissum will have the right at any time following commencement of the Challenge Proceeding to terminate this Agreement and the Royalty rates specified in this Agreement will be tripled with respect to Net Sales of Products that are sold, leased or otherwise transferred during the pendency of such Challenge Proceeding, and the percentage due to Yissum in respect of Sublicense Consideration will be tripled with respect to Sublicense Consideration during such period. If the outcome of such Challenge Proceeding is a determination in favor of Yissum, (a) the Royalty rate with respect to Net Sales of Products will remain at such triple rate and the percentage due to Yissum with respect to Sublicense Consideration will remain at such triple rate and (b) Company will reimburse Yissum for all expenses incurred by Yissum (including reasonable attorneys' fees and court costs) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of Company, Company will have no right to recoup any Royalties or Sublicense Consideration paid before or during the pendency of such Challenge Proceeding.

10.3. The Company, its Affiliate or, as between a Sublicensee and Yissum, the Sublicensee, shall have the first right in its own name and at its own expense to initiate any legal action and enforce the Licensed Patents against any infringement of such Licensed Patents (including but not limited to infringement by means of the filing of an Abbreviated New Drug Application with a certification under 21 U.S.C. 355(j)(2)(A)(vii)(IV)). Before the Company, its Affiliate or its Sublicensee commences an action with respect to any infringement, the Company shall give careful consideration to the views of Yissum in making its decision whether or not to initiate any legal action and, if relevant, make these views known to its Affiliate or Sublicensee. The Company shall, or, if relevant, shall require that its Affiliate or Sublicensee shall, continuously keep Yissum apprised of all developments in the action and shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, and shall seek Yissum's input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Licensed Patents, with such approval not to be unreasonably delayed or denied.

10.4. If Yissum is a legally indispensable party to such action (being the registered owner of the infringed patent rights), Yissum, at the Company's expense, may be joined as a co-plaintiff, provided that all the following conditions shall be fulfilled:

(a) The Company shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including all

documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, as well as all drafts of written submissions relating to such legal action that are sent to the Company for review, and all Yissum's comments in respect thereof will be taken into account;

(b) Any reasonable out of pocket expenses incurred by the Company or Yissum in connection with such action(s), including all legal and litigation related fees and expenses, all out of pocket expenses for external assistance required to comply with any discovery or other motions and any costs or amounts awarded to the counterparties in such action(s) shall be borne by the Company;

(c) if outside legal counsel shall determine that a conflict of interest exists between the Company and Yissum, and Yissum is required by law to participate in such action, Yissum shall be entitled, at Company's expense , to appoint its own counsel to represent it in such litigation and the Company shall make best efforts to ensure that such counsel chosen by Yissum is fully informed and receives all material necessary to adequately participate in such action; and

(d) the Company shall bear all costs, expenses and awards incurred by or awarded against Yissum, with respect to any action filed against Yissum alleging that an action initiated by the Company pursuant to the terms of this section 10 was anticompetitive, malicious, or otherwise brought for an improper purpose, whether by a counterparty to such aforementioned action or by any third party.

10.5. If Yissum is not required by law to be joined as a co-plaintiff, Yissum, to the extent permitted by law, may elect to join the action as a co-plaintiff at its own initiative and expense and shall jointly control the action with the Company, its Affiliate or its Sublicensee. Irrespective of whether Yissum joins any such action as described above, it shall provide reasonable cooperation to the Company, its Affiliate or its Sublicensee.

10.6. If the Company, its Affiliate or its Sublicensee does not bring an action against an alleged infringer pursuant to section 10.3 above, or has not commenced negotiations with said infringer for discontinuance of said infringement within one hundred and eighty (180) days following the gaining of actual knowledge of such infringement, either via a written notice from Yissum with respect to the said infringement or otherwise, Yissum shall have the right, but not the obligation, to bring an action for such infringement at its own expense, and retain all proceeds from such action.

10.7. No settlement, consent judgment or other voluntary disposition of an infringement suit may be entered without the consent of Yissum, which consent shall not be unreasonably withheld or delayed.

10.8. Any award or settlement payment resulting from an action initiated by the Company pursuant to this section 10 shall be utilized, first to effect

reimbursement of documented out-of-pocket expenses incurred by both Parties in relation to such legal action, and thereafter shall be paid to the Company and shall be deemed Sublicense Consideration received under this Agreement.

10.9. If either Party commences an action and then decides to abandon it, such Party will give timely notice to the other Party. The other Party may continue the prosecution of the suit after both Parties agree on the sharing of expenses.

10.10. The Company shall use its best commercial efforts at its own expense to defend any action, claim or demand made by any entity against the Company or Yissum in connection with rights in the Licensed Technology, if actually licensed hereunder to the Company or the License relating thereto ("**Action**"), and shall indemnify and hold Yissum and the other Indemnitees (as defined in Section 14) harmless from and against all losses, damages and expenses arising in such regard as a result of any Action, provided however, that such Action was not made by the University, any employee of the University or any employee of Yissum. Each Party shall notify the other immediately upon learning of any such action, claim or demand as aforesaid.

11. **Confidentiality**

11.1. For the purposes of this Agreement (i) "**Yissum Confidential Information**" means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed to the Company or any of its Representatives by Yissum or any of Yissum's Representatives in connection with the Licensed Technology, Yissum, the University, or the Researcher and other Representatives of Yissum or the University, whether in written, oral, electronic or any other form, except and to the extent that that any such information: (a) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of Yissum, as evidenced by the Company's written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the Company or any of its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by the Company without the use of Yissum Confidential Information, as demonstrated by documentary evidence; and (ii) "**Company Confidential Information**" means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed to Yissum or to any of its Representatives or to the Researcher, by the Company or any of its Representatives under this Agreement, whether in written, oral, electronic or any other form, except and to the extent that any such information: (a) was known to Yissum at the time it was disclosed, other than by previous disclosure by or on behalf of the Company, as evidenced by Yissum's written records at the time of

disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by Yissum or its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to Yissum by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by Yissum or the University without the use of the Company Confidential Information, as demonstrated by documentary evidence.

11.2. Yissum Confidential Information. The Company undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain full and absolute confidentiality of and shall not use the Yissum Confidential Information other than for the purposes of this Agreement and reporting. Except as otherwise set forth herein, the Company undertakes not to convey or disclose any of the Yissum Confidential Information to any third party without the prior written permission of Yissum. The Company shall be liable for its officers or employees or other Representatives maintaining absolute confidentiality of and not using or disclosing the Yissum Confidential Information except as expressly provided herein. The Company shall treat such Yissum Confidential Information with the same degree of care and confidentiality that it maintains or protect its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

11.3. Notwithstanding the foregoing, the Company may disclose the Yissum Confidential Information:

(a) to those of its Representatives who have a "need to know" such information as necessary for the exercise of its rights and/or performance of its obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement. The Company shall be responsible for ensuring that its Representatives abide by such undertakings of confidentiality; and

(b) to any potential third party investor, including, any government, public foundation and/or private foundation, in connection with seeking potential funding for the Company, provided that such potential third party investor has executed a confidentiality and non-use agreement which imposes similar obligations to those set out in this Agreement; and

(c) to any competent authority for the purposes of obtaining any approvals or permissions required for the exercise of the License and/or the implementation of this Agreement, or in the fulfillment of a legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements); and

(d) to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that the Company promptly notifies Yissum thereof in order to enable Yissum to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Company's assistance, if necessary), and such disclosure shall be made to the minimum extent required.

11.4. The Company Confidential Information. Yissum undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain in confidence, and shall not use the Company Confidential Information other than for the purposes of this Agreement. Yissum undertakes not to convey or disclose any of the Company Confidential Information to any third party without the prior written permission of the Company. Yissum shall treat such Company Confidential Information with the same degree of care and confidentiality that it maintains and protects its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality. Yissum shall be liable for its officers or employees or other Representatives maintaining absolute confidentiality of and not using or disclosing the Yissum Confidential Information except as expressly provided herein

11.5. Notwithstanding the foregoing, Yissum may disclose the Company Confidential Information:

(a) to the University and to those of the Representatives of Yissum and/or the University who have a "need to know" such information as necessary for the exercise of Yissum's rights and/or performance of Yissum's obligations hereunder, provided that the University and such Representatives are legally bound by obligations which impose similar confidentiality and non-use obligations to those set out in this Agreement; and

(b) to any competent authority in connection with the filing and prosecution of patent applications relating to the Licensed Technology, or in the fulfillment of a legal duty owed to any competent authority; and

(c) to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that Yissum promptly notifies the Company thereof in order to enable the Company to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with Yissum's assistance, if necessary), and such disclosure shall be made to the minimum extent required.

11.6. Each Party shall be responsible and liable to the other Party for any breach by its Representatives, Affiliates, Subcontractors, Sublicensees and investors of the undertakings of confidentiality set forth in this section 11 as if such breach were a breach by the Party itself.

11.7. Without prejudice to the foregoing, the Company shall not mention the name of the University, Yissum or the Researcher, unless required by law, in any manner or for any purpose in connection with this Agreement, without obtaining the prior written consent of Yissum, which shall not be unreasonably withheld or delayed.

11.8. Neither Party shall issue any press release or other media statement regarding the terms of this Agreement.

11.9. The provisions of this section shall be subject to permitted publications pursuant to Section 12 below.

12. Publications

12.1. Yissum shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Licensed Technology, the Development Plan, the Development Results or the Product, which are subject to the terms and conditions of this Agreement, are published by it or the Researcher, without first seeking the consent of the Company which shall not be unreasonably withheld or delayed.

12.2. The Company undertakes to reply to any such request for publication by Yissum within thirty (30) days of its receipt of a request in connection with the publication of articles in scientific journals, and within fourteen (14) days of its receipt of a request in connection with article abstracts. The Company may only decline such a request upon reasonable grounds and shall fully detail such grounds in writing.

12.3. Should the Company decide to object to publication as provided in sub-Section 12.2, the publication shall be postponed for a period of not more than 120 days from the date the publication was sent to the Company, to enable the filing of an appropriate patent application, or until the removal of the Company Confidential Information. Thereafter, the publication will automatically be permitted.

12.4. The provisions of this section 12 shall not prejudice any other right, which Yissum has pursuant to this Agreement or at law.

12.5. For the avoidance of doubt, the prohibitions with respect to disclosure and publication set out in sections 11 and 12 shall not apply to internal research and educational activities at the University for the Researcher and University employees provided that such persons are subject to obligations of confidentiality substantially similar to those set forth in Section 11.

13. Representations by Yissum

13.1. This Agreement has been duly authorized by all necessary corporate action of Yissum and is a valid and binding corporate obligation of Yissum enforceable against it in accordance with its terms.

13.2. To the knowledge of Yissum, at the Effective Date, all right, title and interest in and to the Licensed Technology in the Field is owned by Yissum and neither Yissum, the Researcher nor any other person then acting on their behalf is licensing or granting any rights which contradict the License rights set forth in this Agreement to any person, or agreed to license to any person, the Licensed Technology in the Field.

13.3. To the knowledge of Yissum, at the Effective Date, no action or proceeding relating to the Licensed Technology in the Field has been threatened in writing against the University, Yissum and/or the Researcher, before any court, arbitration board or tribunal or administrative or other governmental agency.

13.4. All of the foregoing statements of this section 13 do not cover, and are being made subject to, any proceedings of, or any correspondence with, any patent office or patent authority.

14. Liability and Indemnity

14.1. TO THE EXTENT PERMITTED BY THE APPLICABLE LAW, YISSUM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY. IN PARTICULAR, YISSUM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY YISSUM AS TO THE VALIDITY OF ANY OF THE PATENTS SET OUT IN APPENDIX A, OR THEIR REGISTRABILITY OR OF THACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY. YISSUM HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT OR SERVICE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER YISSUM NOR THE RESEARCHER, NOR THE UNIVERSITY, NOR THE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY SHALL HAVE ANY LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE WHETHER DIRECT OR INDIRECT, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR

RESULTING FROM (i) THE PRODUCTION, MANUFACTURE, USE, PRACTICE, LEASE, OR SALE OF ANY PRODUCT; (ii) THE USE OF THE LICENSED TECHNOLOGY; OR (iii) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING.

14.2. IN NO EVENT SHALL EITHER PARTY, OR THE DIRECTORS, OFFICERS AND EMPLOYEES OF SUCH PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY THAT PARTY OR ITS AFFILIATES OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

14.3. The Company shall be liable for any loss, injury or damage whatsoever caused directly or indirectly to, or suffered by reason of the Company's acts or omissions pursuant to this Agreement or by reason of any use made by the Company, its Affiliates or the Sublicensees or their respective Representatives or customers of the Licensed Technology, the Development Results or any Product, or by reason of the exercise of the License.

14.4. The Company undertakes to compensate, indemnify, defend and hold harmless Yissum, the University, and any person acting on their behalf and any of their directors, officers, employees, consultants or representatives and the Researcher and his team (herein referred to jointly and severally as "Indemnitees") against any claim, investigation or liability including, without limitation, product liability, damage, loss, costs and expenses, including legal costs, attorneys' fees and litigation expenses, (collectively: "Claims") incurred by or imposed upon the Indemnitees by reason of any acts or omissions of the Company, its Affiliates or the Sublicensees or which derive from the use, development, manufacture, marketing, sale or sublicensing, by the Company, its Affiliates, or any Sublicensees or their respective Representatives or customers, of any Product or Licensed Technology or the exercise of the License.

The Company shall ensure that its Sublicensees shall provide undertakings of indemnification which shall also be given also in favor of Yissum, the University, and the directors, officers and employees thereof, including the Researcher.

The Company shall procure and maintain, at its sole cost and expense, insurance policies , as are customary and prudent in light of the nature of its obligations, business activities and/or services and/or products in amounts as are industry standard for similar circumstances.

14.5. The Company shall procure and maintain, at least seven (7) days prior to the first human clinical trials involving the Licensed Technology and/or the Product and for a period of three (3) years thereafter, at its sole cost and expense, Clinical Research Liability insurance in the amount of three million U.S. dollars ($3,000,000) per occurrence and in the annual aggregate.

14.6. In addition, during the period that any Product is being commercially distributed or sold and for a period of three (3) years after the completion and/or termination of this agreement, the Company shall procure and maintain a product liability insurance in the amount of three million U.S. dollars ($3,000,000) in accordance with the respective insurance provisions of Bio Light Israeli Life Sciences Investments Ltd., as customary at the applicable time.

14.7. The policies shall (i) include Indemnitees as an additional named insured (ii) contain "cross liability clause (iv) provide to Yissum, fifteen (15) days prior written notice in the event of cancellation or any material change in its coverage.

14.8. The Company shall furnish to Yissum, at Yissum's request, insurance certificates which shall show the coverages required by this Section.

14.9. If the Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Yissum shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

15. Termination of the Agreement

15.1. Without prejudice to the Parties' rights pursuant to this Agreement or at law, either Party may terminate this Agreement by written notice to the other in any of the following cases:

15.1.1 immediately upon such written notice, if: (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; or (ii) a receiver or liquidator is appointed for the other Party; or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings. Each of the Parties undertakes to notify the other within seven (7) days if any of the abovementioned events occur; or

15.1.2 upon a material breach of this Agreement, where such breach has not been remedied within thirty (30) days from the breaching Party's receipt of written notice from the non-breaching Party requiring such remedy.

15.1.3 The Company shall be entitled to terminate this Agreement for convenience upon ninety (90) days prior written notice provided that immediately on or before the date of such termination the

Company ceases or terminates on a world-wide basis: (a) all exploitation and use of the technology covered by or claimed in the Licensed Technology, whether by the Company, an Affiliate, a Sublicensee, or any contractor, distributor, reseller or agent (b) all marketing and sales of all Products; and (c) all Sublicenses.

15.2. In addition to the above, and without prejudice to Yissum's rights pursuant to this Agreement or at law, Yissum shall be entitled to terminate this Agreement immediately upon written notice to the Company in any of the following circumstances:

15.2.1 a cessation of activities of the Company of more than eighteen (18) months;

15.2.2 if both of the XL Vision Ltd. and Integra Holdings Ltd. (the "**Investors**") under that certain Share Purchase Agreement dated [__________] ("SPA") decide not to continue the investment in accordance with Section 3.2.3 of the SPA, and during the subsequent six (6) month period the Company does not receive alternate investment in an amount equal or greater than the tranche not invested. The Company shall notify Yissum in writing promptly upon it first being aware of such decision of the Investors not to invest.

15.2.3 if an attachment is made over the Company's assets or if execution proceedings are taken against the Company and the same are not set aside within sixty (60) days of the date the attachment is made or the execution proceedings are taken or the Company seeks protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors and such act is not cancelled within sixty (60) days of the performance thereof;

15.2.4 uncured lapse of insurance coverage under section 14.6 above; or

15.2.5 if the Company, its Affiliate or a Sublicensee initiates, supports or makes a Challenge Proceeding as detailed in section 10.2 above.

15.3. Upon termination of this Agreement in accordance with Section 15.1 or Section 15.2 (but not due to the expiration of its term), the License shall terminate, the Licensed Technology (if actually licensed to the Company hereunder but excluding the Development Results, which shall be subject to the provisions of section 15.5 below) and all rights included therein shall revert to Yissum, and Yissum shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion.

The Company shall return or transfer to Yissum, within fourteen (14) days of termination of the License, all material, in soft or hard copy, relating to the Licensed Technology or Products connected with the License, and it may not make any further use thereof. In case of termination as set out herein, the Company will not be entitled to any reimbursement of any amount paid to Yissum under this Agreement. Yissum shall be entitled to conduct an audit in order to ascertain compliance with this provision, and the Company agrees to allow access to Yissum or its representatives for this purpose.

15.4. The Company will prepare and present all regulatory filings necessary or appropriate in any country and will obtain and maintain any regulatory approval required to market Products in any such country, all at its own expense. Company will solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that (1) Company will provide copies thereof to Yissum on an on-going basis and (2) without derogating from Company's assignment undertaking in this Section 15.4 below, upon termination of the license (in whole or in part), Company agrees that Yissum shall have the right, on its own or via third parties, to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Company and its Affiliates with any regulatory authority in furtherance of applications for regulatory approval in the relevant country with respect to Licensed Products.

15.5. Upon the termination of the Agreement for any reason other than the expiration of its term or due to the uncured breach by Yissum (as set forth in section 15.1.2 above) or such circumstances set forth in Section 15.1.1 as such would be applicable to Yissum (i.e. Yissum undergoes the winding up or insolvency type situation), the Company shall transfer and assign to Yissum all of the Development Results and any information and documents, in whatever form, relating thereto, including any data, results, regulatory information (including applications, registrations, licenses, authorizations, approvals and all clinical studies, tests, and manufacturing batch records relating to a Product, and all data contained in any of the foregoing) and files that relate to the Licensed Technology or the Product(s). The Company shall reasonably cooperate with Yissum to effect such transfer and assignment and shall execute any document and perform any acts required to do so.

Without derogating from the force and effect of the foregoing assignment undertaking, the Parties acknowledge and agree that if under applicable law the aforesaid assignment undertaking will not be fully enforceable, then the part (if any) of such undertaking which is enforceable shall remain in full force and effect, and the part (or whole) which is not enforceable shall be automatically replaced with an irrevocable grant by the Company to Yissum, binding upon all of the Company's acquirers, successors and assignees, of an unrestricted, perpetual, irrevocable, world-wide, royalty-free, license to use, exploit, transfer and sub-license (on a multi-tier basis) the Development Results for any and all purposes and

uses. To the extent permitted by applicable law, such license will be exclusive.

In the event that the Development Results transferred and assigned to Yissum as set forth in this Section 15.5 shall be licensed to a third party by Yissum and shall generate License Fees, Royalties, Sublicense Consideration or License milestone payments to Yissum then Yissum shall pay to the Company 25% (twenty-five percent) of the Net Proceeds (as such term is defined below) actually received by Yissum from such license to the third party, until such time as the Company shall have received, in aggregate, 250% the full amount of the documented amount actually expended out-of-pocket by the Company in order to create the Development Results, less any net amounts received by the Company from third parties in connection with the Licensed Technology or Development Results prior to the transfer and assignment of the Development Results to Yissum, as certified by external independent auditors agreed upon by the Parties. Yissum shall pay to the Company amounts, if any, payable under this sub-section 15.5, within ninety (90) days of Yissum's actual receipt of the relevant Net Proceeds.

For the purpose of this section, "**Net Proceeds**" means Royalties, Sublicense Consideration or License milestone consideration actually received by Yissum in respect of such license with a third party (excluding funds for research or development at the University or payments for the supply of services or materials) after deduction of all costs, fees and expenses incurred by Yissum in connection with such license (including patent costs, all attorneys fees and expenses and other costs and expenses in connection with the negotiation and conclusion of such license and amounts, if any, required by Yissum to pay governmental or regulatory authorities (including the Office of the Chief Scientist) by virtue of any funding, support or assistance received via programs or collaborations and which are not reimbursed on behalf of the licensee.

15.6. Notwithstanding the foregoing, neither the termination of this Agreement for any reason nor the expiration of the License shall release the Company from its obligation to carry out any financial or other obligation which came due or that it was liable to perform prior to the Agreement's termination or the License's expiration.

15.7. Sections 8, 11, 13, 14, 15.3 – 15.7 (inclusive), 16, 17.1 and 17.7 shall survive the termination of this Agreement to the extent required to effectuate the intent of the Parties as reflected in this Agreement.

16 Law

16.1 The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed exclusively by Israeli law without application of any conflict of law principles and jurisdiction shall be granted to the competent court in Jerusalem exclusively.

16.2 Each Party agrees that any breach or threatened breach of the terms and conditions of this Agreement governing confidentiality or the exploitation and use of the Licensed Technology may cause irreparable harm, that may be difficult to ascertain and that monetary damages may not afford an adequate remedy. Accordingly, in addition to all other rights and remedies that may be available to the non-breaching Party under this Agreement or by law, such Party shall be entitled to seek, in the courts and under the law mutually agreed to in section 15.1 above, injunctive relief without proof of damages.

17 Miscellaneous

17.1 Relationship of the Parties. It is hereby agreed and declared between the Parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship or partnership relationship between the Company (or any of its employees) and Yissum. Each Party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

17.2 Assignment. No Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement to another, without the prior written consent of the other Party, which consent shall not be unreasonably denied, conditioned or delayed. The aforementioned notwithstanding, the Company may assign this agreement and its rights hereunder without the consent of Yissum to an acquirer of all or substantially all of its assets or shares, provided that such acquirer or successor in interest shall agree in writing to be bound to Yissum by all of the terms of this Agreement, and Yissum shall receive an original of such signed agreement.

17.3 No waiver. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party's rights under such provisions at any other time or a waiver of such Party's rights under any other provision of this Agreement. The failure or delay of a Party to demand the performance of an obligation of another Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

17.4 Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

17.5 Legal Costs. Each Party shall bear its own legal expenses involved in the negotiation and drafting of this Agreement.

17.6 Disclosure of Agreements with Researcher. The Company shall disclose to Yissum any existing agreement or arrangement of any kind with the Researcher and or any representative of the Researcher, and shall not enter into any such agreement or arrangement without the prior written consent of Yissum.

17.7 Taxes. Monetary amounts payable under this agreement do not include Value Added Tax, (VAT) withholding or any duties or other taxes, which shall be added in accordance with applicable law. If any withholding tax is required by the tax authorities to be paid on behalf of Yissum, and there is no exemption that Yissum is able to provide, then the withholding tax will be borne by Yissum. All other Taxes will be borne by the Company or Yissum in accordance with applicable law.

17.8 Severability. The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision. In the event that the Parties fail to agree within thirty (30) days, the head of the Israeli Bar Association (on his/her own or via a representative that he/she appoints) ("**Deciding Expert**") will determine the text of the alternative provision, and each Party shall bear its own costs and the Parties shall equally bear the fees and expenses of the Deciding Expert. Each Party agrees that the determination of the Deciding Expert will be non-appealable, final and binding.

17.9 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party's personnel), acts of God or acts, omissions or delays in acting by any governmental authority provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

17.10 Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

17.11 Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the later of the signature dates.

17.12 Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

18 Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile, electronic mail or by registered mail or served personally at the following addresses:

To Yissum at:

Yissum Research Development Company
of the Hebrew University of Jerusalem Ltd.
P.O. Box 39135,
Jerusalem 91390
Israel
Facsimile: 972-2-6586689

Attention: VP, Business Development – Biotech
With a copy to Yissum General Counsel

To the Company at:

____
____
Facsimile: ____________
Email: ____________

or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven (7) days after being posted by prepaid registered mail. Any notice sent by facsimile or electronic mail shall be deemed to have been received by the next business day after receipt of confirmation of transmission (provided that any notice terminating this Agreement which is sent by electronic mail or fax shall be followed by a notice sent in any other manner provided herein).

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS

YISSUM	**THE COMPANY.**	
By: /s/ Ariela Markel	By: /s/ Liana Patt	/s/ Suzana Nahum Zilberberg
Name: Ariela Markel	Name: Liana Patt	Suzana Nahum Zilberberg
Title: VP Bus. Dev.	Title: CEO Integral Holdings	CEO Biolight
Date: 8.1.14	Date: 8.1.2015	8.1.2015

I the undersigned, Prof. Nissim Garti have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Nissim Garti

Prof. Nissim Garti

Date signed

Appendix A-1

Licensed Patents

Know-How

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[* * *] - CONFIDENTIAL TREATMENT REQUESTED

Appendix B
Development Plan

[* * *]

[* * *] - CONFIDENTIAL TREATMENT REQUESTED